Exhibit 10.10

TRANSITION AND RELEASE AGREEMENT
This Transition and Release Agreement (this “Agreement”), by and between CDK Global, Inc., a Delaware corporation (the “Company”), and Brian P. MacDonald (the “Executive”), is offered to the Executive as of November 5, 2018. The Executive shall have the opportunity to review and accept the terms of this Agreement as set forth in Section 4 below, which describes the terms on which this Agreement shall become effective.
RECITALS
A.The Executive is employed by the Company and is a party to an employment agreement with the Company dated December 11, 2015 (the “Employment Agreement”).
B.The Executive serves the Company as its Chief Executive Officer and is a member of the Company’s Board of Directors (the “Board”).
C.On the date on which the Company files its quarterly report on Form 10-Q for the period ended September 30, 2018 (the date of such filing, the “Transition Date”), the Executive shall resign from the Board and as Chief Executive Officer of the Company and shall cease to be a member of the Board and an executive officer of the Company.
D.The Executive’s employment with the Company is scheduled to terminate effective as of June 30, 2019, and the Executive has agreed to assist in the smooth transition of the Executive’s functions as reasonably directed by the Board, including the transition of the Executive’s functions as Chief Executive Officer to the Company’s newly appointed Chief Executive Officer.
E.In connection with the foregoing, the Executive and the Company desire to enter into a mutually satisfactory arrangement concerning, among other things, the terms of the Executive’s separation from service with the Company, the terms of the Executive’s service during a transition period, and other matters related thereto.
F.This Agreement contains a general release of claims that the Executive may have against the Company and its affiliates, and by delivery hereof, the Executive is hereby notified and acknowledges his understanding that the Executive’s execution of this Agreement and a subsequent general release of claims as of the Termination Date is required for the Executive to receive any of the payments and benefits set forth herein.
G.The parties intend for this Agreement to supersede all prior agreements that the Executive has with the Company relating to the subject matter hereof, including, without limitation, the Employment Agreement.
H.Capitalized terms that are used, but not defined, herein shall have the meanings given to them in the Employment Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
Section 1.Employment Status; Continuing Obligations.
(a)    General.
(i)    Transition to Non-Executive Role. The Company and the Executive hereby agree that, on the Transition Date, the Executive shall cease to be the Chief Executive Officer of the Company and shall cease to be an executive officer of the Company and a member of the Board. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such terminations.
(ii)    Date of Termination. The Executive hereby acknowledges and agrees that his separation from service from the Company and from any other position he holds as an officer, director, committee member, or other service provider of the Company and its subsidiaries will become effective as of the close of business on June 30, 2019 (the “Anticipated Date of Termination”); provided, that such separation from service may occur earlier only upon the Executive’s death, a termination due to his Disability, the Executive’s voluntary resignation, or a termination by the Company for Cause (in any case, an “Early Termination,” and the Executive’s ultimate date of such separation from service, the “Termination Date”). For the avoidance of doubt, the Termination Date shall be the Executive’s “Date of Termination” as such term is used in the Employment Agreement.
(iii)    Status with the Company Post-Termination. The Executive shall not represent himself after the Termination Date as being an employee, officer, director, agent, or representative of the Company or any of its subsidiaries for any purpose. The Termination Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein.
(iv)    Terms of Continued Employment Following the Effective Date. The terms and conditions set forth herein (including those provisions of the Employment Agreement that are incorporated herein by reference and made a part hereof) shall exclusively govern the Executive’s continued employment with the Company from and after the Effective Date (as defined below). The Executive acknowledges and agrees that following the date hereof the Executive shall not assert, or attempt to terminate his employment for, Good Reason.
(b)    Duties. During the period commencing on the Transition Date and ending on the Termination Date (the “Transition Period”), the Executive shall be employed as a non-executive employee of the Company, shall act in good faith to provide services as are reasonably requested by the Board or the Company’s Chief Executive Officer, and shall assist in the orderly transition of the Executive’s duties and responsibilities, including, but not limited to, assisting with customer, partner, and other transition activities and participation in, and support in connection with, litigation or investigations on an as-needed basis. During the Transition Period, the Executive agrees to observe and comply with all applicable Company rules and policies as adopted from time to time by the Company, including, without limitation, any claw-back policies, policies relating to the hedging or pledging of Company stock owned by the Executive or his immediate family members, and insider trading policies.
(c)    Transition Period Compensation and Benefits.
(i)    Base Salary and Benefits. From the Effective Date and continuing through the Transition Period, the Executive will continue to receive his current Annual Base Salary (at the rate of nine hundred thirty thousand dollars ($930,000) per annum), to be eligible to participate in the health insurance and other benefit plans of the Company in which he is currently eligible to participate, and to receive the perquisites and other personal benefits currently provided to him, subject in all cases to the discretion of the Company to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof.
(ii)    Other Compensation. In addition, the Executive shall, subject to his satisfaction of the Preconditions (as defined below), be entitled to receive the following compensation, subject to his continued employment with the Company through the earlier of the Anticipated Date of Termination and the applicable payment date:
(A)    The Executive shall be entitled to an Annual Bonus for the fiscal year of the Company ending June 30, 2019, which will be prorated to reflect the portion of such fiscal year during which the Executive served as Chief Executive Officer of the Company (i.e., the period from July 1, 2018, through the Transition Date). Such Annual Bonus (the “Prorated FY19 Bonus”) will be determined by the Company consistent with past practice based solely on the actual level of achievement of the applicable performance goals for such year (provided that any individual qualitative performance criteria thereunder (if applicable) shall be deemed satisfied at 100% of target) and will be payable if and when annual bonuses for such year are paid to other senior executives of the Company.
(B)    The Executive will continue vesting in his Co-Invest RSUs in accordance with the vesting schedule and other terms and conditions set forth in the award agreement governing such RSUs.
(C)    The Executive will continue to vest in the “fiscal 2017” PSUs granted to him on September 8, 2016, which were granted with a target of 102,127 PSUs and which are eligible to vest based on the actual achievement of the applicable performance goals through the end of the performance period July 1, 2016 – June 30, 2019. For the sake of clarity, any such PSUs that vest based on performance as of June 30, 2019, will not be forfeited as a result of the Executive’s termination of employment that occurs on June 30, 2019.

(iii)    No Other Compensation During Transition Period. The Executive acknowledges and agrees that, except as set forth in this Section 1(c) and except for the separation payments and benefits described in Section 2 below, he shall not be entitled to receive any other compensation or benefits from the Company in respect of his services to the Company following the Effective Date.
(d)    Restrictive Covenants. The Executive hereby acknowledges and agrees to comply with the covenants set forth in Sections 6 and 7 of the Employment Agreement, which shall continue to apply to him in accordance with their terms and shall survive any termination of employment. Sections 6, 7, and 8 of the Employment Agreement are incorporated herein by reference and made a part hereof.
(e)    Post-Employment Cooperation. The Executive hereby acknowledges and agrees to comply with his post-employment covenants to cooperate with the Company and to assist the Company and its affiliates with certain matters relating to the Executive’s employment with the Company as set forth in Section 10 of the Employment Agreement, which covenants are incorporated herein by reference and made a part hereof.
Section 2.    Payments and Benefits Upon Termination of Employment.
(a)    Accrued Benefits. Notwithstanding anything herein to the contrary, the Executive shall receive the following accrued benefits as soon as reasonably practicable following the Termination Date: (i) any Annual Base Salary earned for periods worked, but unpaid, through the Termination Date, payable on the next regular payroll date of the Company following the Termination Date (or such earlier date if required by applicable law), (ii) reimbursement for all unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Termination Date and timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy, and (iii) all benefits accrued and vested up to the Termination Date under all other employee benefit plans of the Company in which the Executive participates (except for any plan that provides for severance, separation pay, or termination benefits) in accordance with the terms of such plans (collectively, the “Accrued Benefits”). The Executive agrees that, pursuant to the Company’s vacation policy, executives do not accrue days or carry a balance of unused vacation time. Accordingly, as of the Termination Date, the Executive shall have no accrued and unused vacation days or other paid time off, and Accrued Benefits shall not include any payment therefor.
(b)    Separation Payments and Benefits. In consideration for and subject to (i) the Executive’s timely execution and non-revocation of this Agreement, including the general release and waiver of claims set forth herein, (ii) with respect to payments required to be made on or after the Termination Date, the Executive’s (or the Executive’s estate) timely execution and non-revocation of a second general release of claims in the form attached hereto as Exhibit A covering all claims arising through the Termination Date (the “Second Release”), on or within thirty (30) days following the Termination Date (the “Release Condition”), (iii) except as set forth in Section 2(f) below, the Executive’s continued employment with the Company through the Anticipated Date of Termination, and (iv) the Executive’s continued compliance with the covenants contained in Sections 6 and 7 of the Employment Agreement, which are incorporated herein by reference and made a part hereof (collectively, the “Preconditions”), the Company will pay or provide the Executive the following separation payments and benefits (collectively, the “Severance Benefits”):
(i)    Cash Severance. The Executive will receive a cash severance benefit equal to two (2) times the sum of (x) the Annual Base Salary and (y) the Executive’s two-year historical average Annual Bonus from the Company, such cash severance benefit to be paid in substantially equal installments in accordance with the Company’s regular payroll practices during the twenty-four (24) month period commencing on the Termination Date (the “Severance Period”). The gross, pre-tax amount of the cash severance described in this paragraph (i) equals $4,510,500.
(ii)    Continued Health Insurance Subsidy. Subject to the Executive’s timely election and continuation of coverage under the Company’s health insurance benefit plans pursuant to the statutory scheme commonly known as “COBRA,” the Executive will receive a monthly cash payment during his period of COBRA continuation coverage in an amount equal to the portion of the Executive’s cost of COBRA premiums that is in excess of the active-employee cost of the same level of insurance coverage; provided, that the Company’s obligation to provide such cash payments will terminate if the Executive becomes eligible for health insurance coverage under another employer’s plans or if the Severance Period terminates early due to the Executive’s noncompliance with his obligations hereunder.
(iii)    Legal Fees. The Company will reimburse the Executive for the reasonable, documented legal fees incurred by him in connection with the negotiation, drafting, and execution of this Agreement (including exhibits), which reimbursement shall not exceed twenty thousand dollars ($20,000), provided that the Executive promptly submits for reimbursement, within thirty (30) days following the Company’s receipt of such submission.
(c)    Payment Schedule. Any Severance Benefits that would otherwise become due, pursuant to the payment schedule described above, prior to the Second Release Effective Date (as defined in the Second Release) shall be held back by the Company and paid or provided to the Executive, without interest, as soon as practicable following, and subject to the occurrence of, the Second Release Effective Date, but in all events subject to Section 11(b) of the Employment Agreement, which is incorporated herein by reference and made a part hereof.
(d)    No Further Payments or Benefits. The Executive hereby acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to him, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company (including, without limitation, the Company’s Amended and Restated Corporate Officer Severance Plan or any other severance plan of the Company) or any actual or purported understanding or arrangement between the Executive and the Company (or anyone purporting to act on the Company’s behalf). For the avoidance of doubt, except as set forth herein, all equity awards held by the Executive (including the “fiscal 2018” PSUs granted to the Executive on September 8, 2016, which were granted with a target of 59,574 PSUs) that remain unvested as of the Termination Date, will be forfeited as of the Termination Date (except as otherwise set forth in the applicable award agreement if the Termination Date occurs due to an Early Termination on account of the Executive’s death or Disability). For the further avoidance of doubt, any payments to which the Executive is entitled in connection with his employment termination are set forth herein, and the Executive shall not be entitled to any payments or benefits pursuant to Section 5(b) of the Employment Agreement.
(e)    Executive’s Breach of Post-Employment Obligations. If the Executive breaches any of the covenants contained in Sections 6 and 7 of the Employment Agreement, the Severance Period shall terminate, and all subsequently scheduled payments shall cease.
(f)    Early Termination. Notwithstanding anything herein to the contrary, in the event of an Early Termination by the Company for Cause or by the Executive for any reason, the Executive shall not be entitled to any further payments or benefits from the Company, including, without limitation, any future payments of Annual Base Salary and the Severance Benefits, other than the Accrued Benefits, and upon any such Early Termination, the Executive’s rights with respect to the equity awards then held by him that remain unvested as of the Termination Date shall be governed exclusively by the applicable award agreement and the Company’s 2014 Omnibus Award Plan (and not this Agreement). Upon an Early Termination due to the Executive’s death or Disability, the Executive shall, subject to his satisfaction of the Preconditions (other than the requirement that the Executive remain employed with the Company through the Anticipated Date of Termination), remain entitled to receive the Severance Benefits and the Prorated FY19 Bonus, and the Executive’s rights with respect to the equity awards then held by him that remain unvested as of the Termination Date shall be governed exclusively by the applicable award agreement and the Company’s 2014 Omnibus Award Plan (and not this Agreement). For purposes of this Agreement, “Cause” shall mean (A) the Executive’s substantial and repeated failure to perform duties under this Agreement as reasonably directed by the Board (not as a consequence of Disability) after written notice thereof and failure to cure within ten (10) days; (B) the Executive’s misappropriation or fraud with regard to the Company or its Affiliates or their respective assets; (C) conviction of, or the pleading of guilty or nolo contendere to, a felony, or any other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to the Company or any Affiliates thereof, or any of its customers or suppliers that results in material injury to the Company or any of its Affiliates; (D) the Executive’s willful violation of the written policies of the Company or any of its Affiliates, or other willful misconduct in connection with the performance of his duties that in either case results in material injury to the Company or any of its Affiliates, after written notice thereof and failure to cure within ten (10) days; or (E) the Executive’s breach of any material provision of this Agreement, including without limitation the confidentiality and non-disparagement provisions and the non-competition and non-solicitation provisions to which the Executive is subject. For purpose of the preceding sentence, no act or failure to act by the Executive shall be considered “willful” unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Section 3.    Release and Waiver of Claims.
(a)    Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
(b)    Release. For and in consideration of the Severance Benefits described in Section 2 above and other good and valuable consideration, the Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the date hereof, does fully and forever release, remise, and discharge the Company and its successors and assigns, together with their respective officers, directors, partners, shareholders, employees, agents, subsidiaries, and affiliates (collectively, the “Releasees”), from any and all claims whatsoever up to the date hereof that the Executive had, may have had, or now has against the Releasees, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to his employment or the termination of his employment with the Company (including, without limitation, any claim to benefits under the Company’s Amended and Restated Corporate Officer Severance Plan or any other severance plan of the Company, or any claim to enhanced, additional, or continued vesting of equity awards held by the Executive upon or following a termination of employment other than as explicitly set forth herein), whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act, the Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act (775 ILCS § 5/1 et seq.), the Illinois Wage Payment and Collection Act (820 ILCS § 115/1 et seq.), the Illinois Whistleblower Act (740 ILCS § 174/1 et seq.), the retaliation provisions of the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.), the Cook County Human Rights Ordinance, the Illinois Human Rights Act (775 ILCS 5/1 et seq.), the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act (820 ILCS § 55/1 et seq.), the Illinois Worker Adjustment and Retraining Notification Act (820 ILCS § 65/1 et seq.), the Illinois One Day Rest in Seven Act (820 ILCS § 140/1 et seq.), the Illinois Employment Contract Act (820 ILCS § 15/1 et seq.), the Illinois Labor Dispute Act (820 ILCS § 5/1 et seq.), and the Victims’ Economic Security and Safety Act (820 ILCS § 180/1 et seq.), each as may be amended from time to time, and all other federal, state, local laws, and non–U.S. laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The Executive intends that the release contained herein shall constitute a general release of any and all claims that he may have against the Releasees to the fullest extent permissible by law, including any rights to participate in, or collect damages in connection with, a collective action brought in respect of any such released claims.

(c)    No Claims. The Executive acknowledges and agrees that as of the date he executes this Agreement, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph, and that except as provided in Section 2(a) and (b) and for vested equity awards (including options), the Company owes him no other wages, commissions, bonuses, vacation pay, or other compensation or payments of any nature.
(d)    Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) the Executive’s rights with respect to payment of amounts under this Agreement, (ii) claims for indemnity or contribution pursuant to his existing rights of indemnification from the Company against third-party claims as set forth in Section 9 of the Employment Agreement or to which the Executive is otherwise entitled pursuant to the Company’s organization documents or applicable law, or (iii) any claims that cannot be waived by law, including, without limitation, the right to bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency, although the Executive waives any right to monetary relief related to such a claim, and claims under the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.) (other than the retaliation provisions thereof), the Illinois Workers’ Occupational Diseases Act (820 ILCS § 310/1 et seq.), the Employee Credit Privacy Act (820 ILCS § 70/1 et seq.), or the Illinois Unemployment Insurance Act (820 ILCS § 405/1 et seq.). Nothing in this Agreement or the Employment Agreement shall prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
(e)    Acknowledgement of Full and Final Release. The Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3. The Executive agrees, therefore, that he will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. The Executive agrees further that this Agreement may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Executive or his descendants, dependents, heirs, executors, administrators, or permitted assigns.
(f)    ADEA Release. By executing this Agreement, the Executive understands that he is explicitly releasing all claims relating to his employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(g)    Rights to Indemnification. Notwithstanding anything herein to the contrary, following both the Transition Date and the Termination Date, the Executive shall continue to enjoy rights of indemnification from the Company against third-party claims as set forth in Section 9 of the Employment Agreement, which is incorporated herein by reference and made a part hereof.
Section 4.    Opportunity for Review and Acceptance.
The Executive shall have twenty-one (21) days following the date of this Agreement (the “Review Period”) to review and consider the terms and conditions of this Agreement, including the general release and waiver of claims set forth herein. To accept this Agreement and the terms and conditions contained herein, the Executive must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company prior to the expiration of the Review Period in accordance with the notice provisions set forth in Section 13 below. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time the Executive may further review and consider this Agreement and revoke his acceptance of this Agreement by notifying the Company in writing. To be effective, such revocation must be received no later than 5:00 p.m., prevailing Central Time, on the last day of the Revocation Period. Provided that this Agreement is timely executed and the Executive has not timely revoked it, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event of the Executive’s failure to timely execute and deliver this Agreement or his subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no force or effect, and the Executive shall not be entitled to any payments or benefits under this Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall be any and all payments and benefits otherwise owing to the Executive hereunder during the Transition Period and following the Termination Date, other than Accrued Benefits).
Section 5.    Knowing and Voluntary Waiver.
The Executive expressly acknowledges and agrees that he—
(a)    Is able to read the language, and understand the meaning and effect, of this Agreement;
(b)    Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;
(c)    Is agreeing to the terms of the release and waiver of claims contained in this Agreement because the Company has agreed to provide him with the severance payments and benefits provided by this Agreement, which the Company has agreed to provide because of his agreement to accept it in full settlement of all possible claims that he might have or ever have had that are released hereunder;

(d)    Acknowledges that, but for his execution of this Agreement, he would not be entitled to the severance payments and benefits provided by this Agreement;
(e)    Understands that, by entering into this Agreement, he does not waive rights or claims under ADEA that may arise after the date on which he executes this Agreement;
(f)    Had or could have had the entire Review Period in which to review and consider this Agreement, and that if he executes this Agreement prior to the end of the Review Period, he has voluntarily and knowingly waived the remainder of the Review Period;
(g)    Has or had the entire Revocation Period in which to revoke his execution of this Agreement, and that if he does not revoke such execution prior to the Effective Date, he has knowingly and voluntarily agreed to this Agreement’s becoming effective;
(h)    Was advised to consult with his attorney regarding the terms and effect of this Agreement; and
(i)    Has signed this Agreement knowingly and voluntarily.
Section 6.    No Suit.
The Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, the Executive agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom the Executive has filed such a complaint, charge, or lawsuit.
Section 7.    Non-Admission.
Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or the Company.
Section 8.    No Re-Employment.
The Executive hereby agrees to waive any and all claims to re-employment with the Company. The Executive affirmatively agrees not to seek further employment with the Company.
Section 9.    Withholding; Taxes.
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. Sections 11 and 12 of the Employment Agreement are incorporated herein by reference and made a part hereof.

Section 10.    Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive shall be paid to his estate.
Section 11.    Enforcement.
If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
Section 12.    Construction.
This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.
Section 13.    Notices.
Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)    If to the Company:
CDK Global, Inc.
1950 Hassell Road
Hoffman Estates, IL 60169
Fax: (847) 839-2604
Attention: General Counsel

and a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 757-3990
Attention: Lawrence I. Witdorchic

(b)    If to the Executive, at his most recent address on the payroll records of the Company.
Section 14.    Entire Agreement.
This Agreement constitutes the entire understanding and agreement between the Executive and the Company regarding the termination of the Executive’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Executive and the Company relating to the subject matter of this Agreement.
Section 15.    Amendments; Waivers.
This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
Section 16.    Governing Law.
This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law of Illinois or any other jurisdiction, and where applicable, the laws of the United States.

Section 17.    Dispute Resolution. Section 22 of the Employment Agreement, which is incorporated herein by reference and made a part hereof, shall apply to any dispute arising under this Agreement.
Section 18.    Counterparts.
The Agreement may be executed by the parties hereto as separate counterparts and such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.
*    *    *
[Signatures to appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.
CDK GLOBAL, INC.

/s/ Joe Tautges
By: Joe Tautges
Its: EVP & CFO

EMPLOYEE

/s/ Brian P. MacDonald
Brian P. MacDonald

Dated: November 5, 2018

SECOND RELEASE AND WAIVER OF CLAIMS (“Release”)

Section 1.    Release and Waiver of Claims.
(a)    Definition. As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
(b)    Release. For and in consideration of the Severance Benefits described in Section 2 of the Transition and Release Agreement by and between CDK Global, Inc., a Delaware corporation (the “Company”), and Brian P. MacDonald (the “Executive”), dated November 5, 2018 (the “Transition and Release Agreement”), and other good and valuable consideration, the Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the date hereof, does fully and forever release, remise, and discharge the Company and the Releasees from any and all claims whatsoever up to the date hereof that the Executive had, may have had, or now has against the Releasees, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to his employment or the termination of his employment with the Company (including, without limitation, any claim to benefits under the Company’s Amended and Restated Corporate Officer Severance Plan or any other severance plan of the Company, or any claim to enhanced, additional, or continued vesting of equity awards held by the Executive upon or following a termination of employment other than as explicitly set forth in the Transition and Release Agreement), whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act, the Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act (775 ILCS § 5/1 et seq.), the Illinois Wage Payment and Collection Act (820 ILCS § 115/1 et seq.), the Illinois Whistleblower Act (740 ILCS § 174/1 et seq.), the retaliation provisions of the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.), the Cook County Human Rights Ordinance, the Illinois Human Rights Act (775 ILCS 5/1 et seq.), the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act (820 ILCS § 55/1 et seq.), the Illinois Worker Adjustment and Retraining Notification Act (820 ILCS § 65/1 et seq.), the Illinois One Day Rest in Seven Act (820 ILCS § 140/1 et seq.), the Illinois Employment Contract Act (820 ILCS § 15/1 et seq.), the Illinois Labor Dispute Act (820 ILCS § 5/1 et seq.), and the Victims’ Economic Security and Safety Act (820 ILCS § 180/1 et seq.), each as may be amended from time to time, and all other federal, state, local laws, and non–U.S. laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The Executive intends that the release contained herein shall constitute a general release of any and all claims that he may have against the Releasees to the fullest extent permissible by law, including any rights to participate in, or collect damages in connection with, a collective action brought in respect of any such released claims.
(c)    No Claims. The Executive acknowledges and agrees that as of the date he executes this Release, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph, and that except as provided in Section 2(a) and (b) of the Transition and Release Agreement and for vested equity awards (including options), the Company owes him no other wages, commissions, bonuses, vacation pay, or other compensation or payments of any nature.
(d)    Preservation of Rights. Notwithstanding the foregoing, nothing in this Release shall be a waiver of (i) the Executive’s rights with respect to payment of amounts under the Transition and Release Agreement, (ii) claims for indemnity or contribution pursuant to his existing rights of indemnification from the Company against third-party claims as set forth in Section 9 of the Employment Agreement or to which the Executive is otherwise entitled pursuant to the Company’s organization documents or applicable law, or (iii) any claims that cannot be waived by law, including, without limitation, the right to bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency, although the Executive waives any right to monetary relief related to such a claim, and claims under the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.) (other than the retaliation provisions thereof), the Illinois Workers’ Occupational Diseases Act (820 ILCS § 310/1 et seq.), the Employee Credit Privacy Act (820 ILCS § 70/1 et seq.), or the Illinois Unemployment Insurance Act (820 ILCS § 405/1 et seq.). Nothing in this Release, the Transition and Release Agreement, or the Employment Agreement shall prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
(e)    Acknowledgement of Full and Final Release. The Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Release. The Executive agrees, therefore, that he will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release. The Executive agrees further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Executive or his descendants, dependents, heirs, executors, administrators, or permitted assigns.
(f)    ADEA Release. By executing this Release, the Executive understands that he is explicitly releasing all claims relating to his employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
(g)    Rights to Indemnification. Notwithstanding anything to the contrary herein, following the Termination Date, the Executive shall continue to enjoy rights of indemnification from the Company against third-party claims consistent with the indemnification protections available from time to time to active officers and directors of the Company as if he continued to be an active officer of the Company. For the avoidance of doubt and without limiting any other exclusions from such policy, such rights to indemnification shall not protect the Executive against damages or losses incurred by him in connection with any claims arising from his acts of gross negligence, willful misconduct, fraud, or concealment.
Section 2.    Opportunity for Review and Acceptance.
The Executive shall have twenty-one (21) days following the Termination Date (the “Review Period”) to review and consider the terms and conditions of this Release, including the general release and waiver of claims set forth herein. To accept the terms of this Release, the Executive must execute and date this Release where indicated below and return the executed copy of this Release to the Company prior to the expiration of the Review Period in accordance with the notice provisions set forth in Section 13 of the Transition and Release Agreement. This Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time the Executive may further review and consider this Release and revoke his acceptance of this Release by notifying the Company in writing. To be effective, such revocation must be received no later than 5:00 p.m., prevailing Central Time, on the last day of the Revocation Period. Provided that this Release is timely executed and the Executive has not timely revoked it, the eighth (8th) day following the date on which this Release is executed and delivered to the Company shall be its effective date (the “Second Release Effective Date”). In the event of the Executive’s failure to timely execute and deliver this Release or his subsequent revocation of this Agreement during the Revocation Period, the Executive shall not be entitled to any payments or benefits under the Transition and Release Agreement that are conditioned upon the execution of a release of claims.
Section 3.    Knowing and Voluntary Waiver.
The Executive expressly acknowledges and agrees that he—
(a)    Is able to read the language, and understand the meaning and effect, of this Release;
(b)    Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
(c)    Is agreeing to the terms of the release and waiver of claims contained in this Release because the Company has agreed to provide him with the severance payments and benefits provided by the Transition and Release Agreement, which the Company has agreed to provide because of his agreement to accept it in full settlement of all possible claims that he might have or ever have had that are released hereunder;
(d)    Acknowledges that, but for his execution of this Release, he would not be entitled to the severance payments and benefits provided by the Transition and Release Agreement;
(e)    Understands that, by entering into this Release, he does not waive rights or claims under ADEA that may arise after the date on which he executes this Release;
(f)    Had or could have had the entire Review Period in which to review and consider this Release, and that if he executes this Release prior to the end of the Review Period, he has voluntarily and knowingly waived the remainder of the Review Period;
(g)    Has or had the entire Revocation Period in which to revoke his execution of this Release, and that if he does not revoke such execution prior to the Second Release Effective Date, he has knowingly and voluntarily agreed to this Release’s becoming effective;
(h)    Was advised to consult with his attorney regarding the terms and effect of this Release; and
(i)    Has signed this Release knowingly and voluntarily.
Section 4.    No Suit.
The Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, the Executive agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom the Executive has filed such a complaint, charge, or lawsuit.
Section 5.    Non-Admission.
Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or the Company.
Section 6.    No Re-Employment.
The Executive hereby agrees to waive any and all claims to re-employment with the Company. The Executive affirmatively agrees not to seek further employment with the Company.
Section 7.    Governing Law; Dispute Resolution.
Section 16 and Section 17 of the Transition and Release Agreement are incorporated into this Release, mutatis mutandis.
*    *    *
IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the date written below.

EXECUTIVE

Brian P. MacDonald

Dated: